Investor Relations - Chris Koegel, (617) 897-4574
For Immediate Release	Media Relations - Jeff Mochal, (704) 733-3589
investor.lpl.com/contactus.cfm
LPL Financial Announces Third Quarter 2016 Results

Key Performance Indicators

•	Earnings per share ("EPS") increased 35% year-over-year to $0.58, up 9% sequentially.

◦	This included $0.16 of EPS benefit from:

▪	$0.12 EPS benefit from management tax planning initiatives related to prior periods.

▪	$0.04 EPS benefit from account termination fees related to an institutional client that was acquired by a bank with its own broker-dealer and departed.

◦	Net Income increased 27% year-over-year to $52 million, up 9% sequentially.

•	Total Brokerage and Advisory Assets increased 9% year-over-year to $502 billion, up 3% sequentially.

•	Net new advisory assets grew at an annualized rate of 8%, or $4.1 billion.

◦
Excluding the impact of an institutional client that was acquired, Total Brokerage and Advisory Assets would have been $505 billion and net new advisory assets would have grown at an annualized rate of 10% or $4.7 billion.

•	Gross Profit** increased 2% year-over-year to $347 million, up 1% sequentially.

•	EBITDA** increased 10% year-over-year to $120 million, down 9% sequentially.

◦	EBITDA as a percentage of Gross Profit was 34.6%.

◦	Core G&A** increased 3% year-over-year to $175 million, up 4% sequentially.

Key Outlook Updates

•	Reduced 2016 Core G&A outlook range to $700 to $705 million, from $705 to $715 million

•	Established 2017 Core G&A outlook range of $710 to $725 million

•	Lowered 2016 target Credit Agreement Net Leverage ratio to 3.25 to 3.5 times, from 4 times

SAN DIEGO - November 2, 2016 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the "Company") today announced results for its third quarter ended September 30, 2016, reporting net income of $52 million, or $0.58 per share. This compares with $41 million, or $0.43 per share, in the third quarter of 2015 and $48 million, or $0.53 per share, in the prior quarter.
"We are pleased to deliver another solid quarter, as our business continues to gain momentum, especially on recruiting," said Mark Casady, chairman and chief executive officer. "We have made significant progress on our primary focus areas of service, technology, and risk management, and our advisors and institutional clients are experiencing the benefits of this progress as they serve investors and work to grow their businesses."
Casady continued, "We believe we are leading the industry in innovating and adapting to the changing regulatory environment. Our efforts to be early in the market with solutions designed to help advisors meet a range of investor needs in the midst of regulatory changes are helping to create more opportunities for LPL and our advisors to grow."
"We continued to manage expenses prudently in Q3, while also investing in key priorities like technology, service, and implementation of the DOL rule," said Matt Audette, chief financial officer. "Our focus on efficiency and productivity this year has helped us make great progress on expenses. As a result, we are lowering our 2016 Core G&A outlook to $700 to $705 million, and we are establishing our 2017 Core G&A outlook at $710 to $725 million."
Audette continued, "Balance sheet strength remains a top priority as it has been a volatile year, especially for the interest rate and equity markets. Given the environment, we now feel it is prudent to lower our target Credit Agreement Net Leverage ratio from 4 times to a range of 3.25 to 3.5 times. We plan to get there over the next few quarters through earnings growth, paying down debt, or a combination of both. These efforts should strengthen our balance sheet and give us confidence to deploy capital towards an increasingly attractive set of opportunities we are seeing in the market."

Third Quarter 2016 Financial and Business Highlights
Market Drivers

•	S&P 500 index ended the quarter at 2,168, up 3% sequentially. The S&P 500 index averaged 2,162 during the quarter, up 4% sequentially.

•	Federal Funds Daily Effective Rate ("FFER") averaged 39 bps during the quarter, up 2 bps sequentially.
Assets and Advisors

•	Total brokerage and advisory assets were $502 billion*, up 3% sequentially.

•	Net new advisory assets were $4.1 billion*, translating to an 8% annualized growth rate.

•	Advisor headcount decreased by 8* and the production retention rate was 95.2%*.

•	*These results include the impact of an institutional client that was acquired. Excluding such impact:

◦	Total brokerage and advisory assets would have been $505 billion.

◦	Net new advisory assets would have been $4.7 billion, translating to a 10% annualized growth rate.

◦	Advisor headcount increase would have been 88, and production retention would have been 96.8%.
Gross Profit

•	Gross profit increased 1% sequentially. The increase was primarily due to conference revenues and account termination fees generated by an institutional client that was acquired.

•
Commissions decreased 3% sequentially. The decline was driven by lower sales commissions consistent with lower volatility versus Q2, partially offset by higher trailing commissions from higher average assets.

•	Advisory fees were down slightly sequentially. The decline was driven by an $11 million non-recurring benefit in Q2 2016. Excluding this item, advisory fees increased 3% sequentially.

•
Asset-based fees were up slightly sequentially. Sponsor revenues were up 1% while cash sweep revenues were flat as higher interest rates mostly offset the wind down of an insured cash account anchor bank contract in our insured cash account program.

•	Transaction and fee revenues increased 6% sequentially. This was primarily due to conference revenues and account termination fees from an institutional client that was acquired.
Expenses

•
Core G&A expenses increased 4% sequentially. This was driven by investments in technology and DOL implementation-related expenses, as well as a non-recurring bonus for non-executive employees in lieu of annual merit increases.

•	Promotional expenses increased 23% sequentially due to higher conference expenses.
Taxes

•
Management tax planning initiatives resulted in lowering the Company's tax rate to 24% in Q3. This was primarily driven by tax benefits related to the Company's past technology spend which created a benefit from prior periods' taxes of $11 million. Excluding such prior period benefits, the Q3 tax rate would have been 40%.

Capital Management

•	The Company did not conduct share repurchases during the quarter.

•
For the third quarter, dividends were $22 million, paid on August 25, 2016. For the fourth quarter, the Company's Board of Directors has declared a 25 cent quarterly dividend to be paid on November 30, 2016 to shareholders of record as of November 16, 2016.

•	Capital expenditures were $41 million, up $5 million sequentially. The majority of the Q3 expenditure was for technology as well as the construction of the Company's Carolinas campus.

•
Credit Agreement Net Leverage Ratio was 3.57x, down 0.09x from the prior quarter. Cash available for corporate use was $530 million as of quarter-end. After applying $300 million to Credit Agreement Net Debt, this left an additional $230 million of cash, which if applied to the debt, would further reduce the Credit Agreement Net Leverage Ratio to 3.14x.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 5:00 p.m. EDT on Wednesday, November 2, 2016. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 82407567.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (investor.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 82407567. The telephonic replay will be available until 11:59 p.m. EDT on November 9, 2016 and the webcast replay will be available until November 23, 2016.
About LPL Financial
LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the retail financial advice market and served $502 billion in advisory and brokerage assets as of September 30, 2016. LPL is one of the fastest growing RIA custodians and is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine June 1996-2016). The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,000 independent financial advisors and over 700 financial institutions, enabling them to help their clients turn life's aspirations into financial realities. Advisors associated with LPL also serviced an estimated 45,000 retirement plans with an estimated $129 billion in retirement plan assets, as of September 30, 2016. LPL also supports approximately 4,200 financial advisors licensed and affiliated with insurance companies with customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have more than 3,200 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.
Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC.
**Non-GAAP Financial Measures
Management believes that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. Management uses this non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed below are appropriate for evaluating the performance of the Company.
Gross Profit is calculated as net revenues less commission and advisory expenses and brokerage, clearing, and exchange fees. All other expense categories, including depreciation and amortization, are considered general and administrative in nature. Because the Company’s gross profit amounts do not include any depreciation and amortization expense, the Company considers its gross profit amounts to be non-GAAP measures that may not be comparable to those of others in its industry. Management believes that Gross Profit can be useful to investors because it shows the Company’s core operating performance before indirect costs that are general and administrative in nature.
Core G&A consists of total operating expenses, which were $925.3 million for the three months ended September 30, 2016, excluding the following expenses: commission and advisory, regulatory charges (see FN 8), promotional (see FN 9), employee share-based compensation (see FN 10), depreciation and amortization, amortization of intangible assets, and brokerage, clearing, and exchange. The Company’s management presents Core G&A because it believes Core G&A reflects the corporate operating expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as commission and advisory expenses, or which management views as promotional expense necessary to support advisor growth and retention including conferences and transition assistance. Core G&A is not a measure of the Company’s total operating expenses as calculated in accordance with GAAP. For a reconciliation of Core G&A against the Company’s total operating expenses, please see footnote 7 on page 18 of this release. The Company does not provide an outlook for its total operating expenses because it contains expense components, such as commission and advisory expenses, that are market-driven and over which the Company cannot exercise control. Accordingly a reconciliation of the Company’s outlook for Core G&A to an outlook for total operating expenses cannot be made available without unreasonable effort. Prior to 2016, the Company calculated Core G&A as consisting of total operating expenses, excluding the items described above, as well as excluding other items that primarily consisted of acquisition and integration costs resulting from various acquisitions and organizational restructuring and conversion costs. Beginning with results reported for Q1 2016, Core G&A was presented as including these items that were historically adjusted out, and for periods prior to Q1 2016, reflects those items in employee share-based compensation and other historical adjustments for comparative purposes.
EBITDA is defined as net income plus interest expense, income tax expense, depreciation, and amortization. The Company presents EBITDA because management believes that it can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, the Company’s EBITDA can differ significantly from EBITDA calculated by other companies, depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Credit Agreement EBITDA is defined in, and calculated by management in accordance with, the Company's credit agreement (“Credit Agreement”) as “Consolidated EBITDA,” which is Consolidated Net Income (as defined in the Credit Agreement) plus interest expense, tax expense, depreciation and amortization and further adjusted to exclude certain non-cash charges and other adjustments, including unusual or non-recurring charges and gains. The Company presents Credit Agreement EBITDA because management believes that it can be a useful financial metric in understanding the Company’s debt capacity and covenant compliance under its Credit Agreement. Credit Agreement EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, the Company’s Credit Agreement-defined EBITDA can differ significantly from adjusted EBITDA calculated by other companies, depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, outlook, growth, plans, business strategies, future market position, future operating environment, and goals, including forecasts and statements relating to the Company’s expense and capital plans, target leverage ratio, opportunities for the deployment of cash, future efficiency gains, future investments and future expense growth, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates, and expectations as of November 2, 2016. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of advisory and brokerage assets; fluctuations in levels of net new advisory assets and the related impact on fee revenue; fluctuations in the number of retail investors served by the Company; effects of competition in the financial services industry and the success of the Company in attracting and retaining financial advisors and institutions; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's strategy in managing cash sweep program fees; changes in the growth and profitability of the Company's fee-based business; the effect of current, pending and future legislation, regulation and regulatory actions, including the U.S. Department of Labor's final rule ("DOL Rule") and disciplinary actions imposed by federal and state securities regulators and self-regulatory organizations; the costs of settling and remediating issues related to pending or future regulatory matters or legal proceedings; execution of the Company's capital management plans, including its compliance with the terms of its existing credit agreement; the price, the availability of shares, and trading volumes of the Company's common stock, which will affect the timing and size of future share repurchases by the Company; changes made to the Company’s offerings and services in response to the current, pending and future legislation, regulation and regulatory actions, including the DOL Rule, and the effect that such changes may have on the Company’s gross profit streams and costs; execution of the

Company's plans and its success in realizing the expense savings and service improvements and efficiencies expected to result from its initiatives and programs, particularly its expense plans and technological initiatives; the Company's success in negotiating and developing commercial arrangements with third-party services providers; the performance of third-party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks, cybersecurity risks, and sourcing risks; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2015 Annual Report on Form 10-K, as may be amended or updated in the Company's Quarterly Reports on Form 10-Q. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on statements contained herein as representing the Company's views as of any date subsequent to the date of this press release.

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
REVENUES
Commission	$431,686	$480,271	(10%)	$1,314,168	$1,513,359	(13%)
Advisory	321,911	341,217	(6%)	964,298	1,028,213	(6%)
Asset-based	138,291	123,921	12%	412,339	369,625	12%
Transaction and fee	108,413	105,593	3%	312,927	305,099	3%
Interest income, net of interest expense	5,372	5,221	3%	15,940	14,976	6%
Other	11,767	(1,478)	n/m	22,254	23,436	(5%)
Total net revenues	1,017,440	1,054,745	(4%)	3,041,926	3,254,708	(7%)
EXPENSES
Commission and advisory	657,432	701,585	(6%)	1,954,123	2,179,686	(10%)
Compensation and benefits	107,988	110,494	(2%)	327,816	335,111	(2%)
Promotional	42,609	42,040	1%	113,010	104,416	8%
Depreciation and amortization	18,434	17,231	7%	56,145	50,856	10%
Amortization of intangible assets	9,502	9,535	—%	28,536	28,708	(1%)
Occupancy and equipment	23,530	19,760	19%	67,347	61,957	9%
Professional services	17,045	15,341	11%	49,184	43,914	12%
Brokerage, clearing and exchange	13,098	13,403	(2%)	40,296	39,680	2%
Communications and data processing	10,333	11,253	(8%)	31,801	33,974	(6%)
Restructuring charges	—	3,071	n/m	—	11,487	n/m
Other	25,356	28,852	(12%)	69,512	86,796	(20%)
Total operating expenses	925,327	972,565	(5%)	2,737,770	2,976,585	(8%)
Non-operating interest expense	23,889	13,493	77%	71,583	40,671	76%
INCOME BEFORE PROVISION FOR INCOME TAXES	68,224	68,687	(1%)	232,573	237,452	(2%)
PROVISION FOR INCOME TAXES	16,270	27,635	(41%)	82,378	95,480	(14%)
NET INCOME	$51,954	$41,052	27%	$150,195	$141,972	6%
Earnings per share, basic	$0.58	$0.43	35%	$1.69	$1.48	14%
Earnings per share, diluted	$0.58	$0.43	35%	$1.67	$1.46	14%
Weighted-average shares outstanding, basic	89,092	94,972	(6%)	89,025	95,744	(7%)
Weighted-average shares outstanding, diluted	89,951	96,472	(7%)	89,732	97,303	(8%)

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Income Trend
(Dollars in thousands, except per share data)
(Unaudited)

	Quarterly Results
	Q3 2016	Q2 2016	Q1 2016
REVENUES
Commission	$431,686	$445,755	$436,727
Advisory	321,911	322,955	319,432
Asset-based	138,291	137,797	136,251
Transaction and fee	108,413	101,824	102,690
Interest income, net of interest expense	5,372	5,238	5,330
Other	11,767	5,612	4,875
Total net revenues	1,017,440	1,019,181	1,005,305
EXPENSES
Commission and advisory	657,432	660,680	636,011
Compensation and benefits	107,988	105,773	114,055
Promotional	42,609	34,717	35,684
Depreciation and amortization	18,434	18,749	18,962
Amortization of intangible assets	9,502	9,509	9,525
Occupancy and equipment	23,530	21,980	21,837
Professional services	17,045	14,984	17,155
Brokerage, clearing and exchange	13,098	13,609	13,589
Communications and data processing	10,333	10,971	10,497
Other	25,356	24,656	19,500
Total operating expenses	925,327	915,628	896,815
Non-operating interest expense	23,889	23,804	23,890
INCOME BEFORE PROVISION FOR INCOME TAXES	68,224	79,749	84,600
PROVISION FOR INCOME TAXES	16,270	31,900	34,208
NET INCOME	$51,954	$47,849	$50,392
Earnings per share, basic	$0.58	$0.54	$0.57
Earnings per share, diluted	$0.58	$0.53	$0.56
Weighted-average shares outstanding, basic	89,092	89,019	88,964
Weighted-average shares outstanding, diluted	89,951	89,699	89,621

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Financial Condition
(Dollars in thousands, except par value)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$787,364	$724,529
Cash and securities segregated under federal and other regulations	597,114	671,339
Restricted cash	38,471	27,839
Receivables from:
Clients, net of allowance of $1,629 at September 30, 2016 and $1,464 at December 31, 2015	292,549	339,089
Product sponsors, broker-dealers, and clearing organizations	176,741	161,224
Advisor loans, net of allowance of $697 at September 30, 2016 and $697 at December 31, 2015	178,924	148,978
Others, net of allowance of $ 12,486 at September 30, 2016 and $9,856 at December 31, 2015	191,874	180,161
Securities owned:
Trading — at fair value	11,835	11,995
Held-to-maturity	9,864	9,847
Securities borrowed	10,446	6,001
Income taxes receivable	2,305	—
Fixed assets, net of accumulated depreciation and amortization of $378,764 at September 30, 2016 and $328,880 at December 31, 2015	373,098	275,419
Goodwill	1,365,838	1,365,838
Intangible assets, net of accumulated amortization of $371,276 at September 30, 2016 and $342,740 at December 31, 2015	363,495	392,031
Other assets	209,838	206,771
Total assets	$4,609,756	$4,521,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Drafts payable	$161,444	$189,083
Payables to clients	715,289	747,421
Payables to broker-dealers and clearing organizations	51,890	48,032
Accrued commission and advisory expenses payable	129,249	129,512
Accounts payable and accrued liabilities	367,096	332,492
Income taxes payable	—	8,680
Unearned revenue	72,959	65,480
Securities sold, but not yet purchased — at fair value	85	268
Senior secured credit facilities, net of unamortized debt issuance cost of $23,139 at September 30, 2016 and $26,797 at December 31, 2015	2,178,641	2,188,240
Leasehold financing obligation	105,939	59,940
Deferred income taxes, net	36,038	36,303
Total liabilities	3,818,630	3,805,451
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 600,000,000 shares authorized; 119,766,574 shares issued at September 30, 2016 and 119,572,352 shares issued at December 31, 2015	120	119
Additional paid-in capital	1,435,037	1,418,298
Treasury stock, at cost — 30,638,748 shares at September 30, 2016 and 30,048,027 shares at December 31, 2015	(1,195,282)	(1,172,490)
Accumulated other comprehensive income	444	553
Retained earnings	550,807	469,130
Total stockholders’ equity	791,126	715,610
Total liabilities and stockholders’ equity	$4,609,756	$4,521,061

LPL Financial Holdings Inc.
Management's Statements of Operations (1)
(Dollars in thousands, except per share data)
(Unaudited)
The information presented on pages 9-17 of this release is presented as reviewed by the Company’s management and includes information derived from the Company’s Condensed Consolidated Statements of Income, non-GAAP measures, and operational and performance metrics. For information on non-GAAP measures, please see the section titled "Non-GAAP Financial Measures" that begins on page 3 of this release.

	Quarterly Results
	Q3 2016	Q2 2016	% Change	Q3 2015	% Change
Revenues
Sales-based commissions	$196,364	$218,266	(10%)	$244,041	(20%)
Trailing commissions	235,322	227,489	3%	236,230	—%
Advisory	321,911	322,955	—%	341,217	(6%)
GDC(2)	753,597	768,710	(2%)	821,488	(8%)
Cash sweep revenue(3)	40,701	40,857	—%	24,024	69%
Other asset-based(4)	97,590	96,940	1%	99,897	(2%)
Transaction and fee	108,413	101,824	6%	105,593	3%
Other(5)	17,139	10,850	58%	3,743	n/m
Total net revenues	1,017,440	1,019,181	—%	1,054,745	(4%)
Commission and advisory expense	657,432	660,680	—%	701,585	(6%)
Brokerage, clearing, and exchange	13,098	13,609	(4%)	13,403	(2%)
Gross profit(6)	346,910	344,892	1%	339,757	2%
Expense
Core G&A(7)	175,385	168,076	4%	171,067	3%
Regulatory charges(8)	4,436	5,567	(20%)	8,290	(46%)
Promotional(9)	42,609	34,717	23%	42,040	1%
Employee share-based compensation(10)	4,431	4,721	(6%)	6,250	(29%)
Other historical adjustments(11)	—	—	n/m	3,164	n/m
Total G&A	226,861	213,081	6%	230,811	(2%)
EBITDA	120,049	131,811	(9%)	108,946	10%
Depreciation and amortization	18,434	18,749	(2%)	17,231	7%
Amortization of intangible assets	9,502	9,509	—%	9,535	—%
Non-operating interest expense	23,889	23,804	—%	13,493	77%
INCOME BEFORE PROVISION FOR INCOME TAXES	68,224	79,749	(14%)	68,687	(1%)
PROVISION FOR INCOME TAXES	16,270	31,900	(49%)	27,635	(41%)
NET INCOME	$51,954	$47,849	9%	$41,052	27%
Earnings per share, diluted	$0.58	$0.53	9%	$0.43	35%
Weighted-average shares outstanding, diluted	89,951	89,699	—%	96,472	(7%)

LPL Financial Holdings Inc.
Management's Statements of Operations Trend (1)
(Dollars in thousands, except per share data)
(Unaudited)
The information presented on pages 9-17 of this release is presented as reviewed by the Company’s management and includes information derived from the Company’s Condensed Consolidated Statements of Income, non-GAAP measures, and operational and performance metrics. For information on non-GAAP measures, please see the section titled "Non-GAAP Financial Measures" that begins on page 3 of this release.

	Quarterly Results
	Q3 2016	Q2 2016	Q1 2016
Revenues
Sales-based commissions	$196,364	$218,266	$214,814
Trailing commissions	235,322	227,489	221,913
Advisory	321,911	322,955	319,432
GDC(2)	753,597	768,710	756,159
Cash sweep revenue(3)	40,701	40,857	43,401
Other asset-based(4)	97,590	96,940	92,850
Transaction and fee	108,413	101,824	102,690
Other(5)	17,139	10,850	10,205
Total net revenues	1,017,440	1,019,181	1,005,305
Commission and advisory expense	657,432	660,680	636,011
Brokerage, clearing, and exchange	13,098	13,609	13,589
Gross profit(6)	346,910	344,892	355,705
Expense
Core G&A(7)	175,385	168,076	175,433
Regulatory charges(8)	4,436	5,567	1,183
Promotional(9)	42,609	34,717	35,684
Employee share-based compensation(10)	4,431	4,721	6,428
Total G&A	226,861	213,081	218,728
EBITDA	120,049	131,811	136,977
Depreciation and amortization	18,434	18,749	18,962
Amortization of intangible assets	9,502	9,509	9,525
Non-operating interest expense	23,889	23,804	23,890
INCOME BEFORE PROVISION FOR INCOME TAXES	68,224	79,749	84,600
PROVISION FOR INCOME TAXES	16,270	31,900	34,208
NET INCOME	$51,954	$47,849	$50,392
Earnings per share, diluted	$0.58	$0.53	$0.56
Weighted-average shares outstanding, diluted	89,951	89,699	89,621

LPL Financial Holdings Inc.
Monthly Metrics (1)
(Dollars in thousands, except where noted)
(Unaudited)

(End of Period $ in billions, unless noted)	September 2016	August 2016	Aug to Sep % Change	July 2016	June 2016
Assets Served
Brokerage Assets(12)	$296.9	$298.4	(0.5%)	$298.4	$291.9
Advisory Assets(13)	205.5	204.0	0.7%	202.0	196.1
Total Brokerage and Advisory Assets(14)	$502.4	$502.4	—%	$500.4	$488.0

Insured Cash Account Balances(15)	$21.1	$21.1	—%	$20.9	$21.0
Deposit Cash Account Balances(16)	4.2	4.2	—%	4.2	—
Money Market Account Cash Balances(17)	3.9	3.8	2.6%	3.8	8.2
Total Client Cash Sweep Balances(18)	$29.2	$29.1	0.3%	$28.9	$29.2

Market Indices
S&P 500 Index (end of period)	2,168	2,171	(0.1%)	2,174	2,099
Fed Funds Effective Rate (average bps)	40	40	n/m	39	38

LPL Financial Holdings Inc.
Operating Measures (1)
(Dollars in thousands, except where noted)
(Unaudited)

	Q3 2016	Q2 2016	% Change	Q3 2015	% Change
Market Drivers
S&P 500 Index (end of period)	2,168	2,099	3%	1,920	13%
Fed Funds Daily Effective Rate (FFER) (average bps)	39	37	2bps	13	26bps

Assets (dollars in billions)
Brokerage Assets(12)	$296.9	$291.9	2%	$282.1	5%
Advisory Assets(13)	205.5	196.1	5%	179.7	14%
Total Brokerage and Advisory Assets(14)	$502.4	$488.0	3%	$461.8	9%
Advisory % of Total Assets	40.9%	40.2%	70bps	38.9%	200bps

Net New Advisory Assets(19)	$4.1	$2.8	n/m	$4.2	n/m
Advisory NNA Annualized Growth(20)	8%	6%	n/m	9%	n/m

Non-Hybrid RIA Brokerage Assets(21)	$235.0	$234.1	—%	$232.7	1%
Corporate Platform Advisory Assets(21)	124.9	121.6	3%	119.1	5%
Total Corporate Assets(21)	359.9	355.7	1%	351.8	2%
Brokerage Assets Associated with Hybrid RIAs(22)	61.9	57.8	7%	49.4	25%
Hybrid Platform Advisory Assets(22)	80.6	74.5	8%	60.6	33%
Total Hybrid Platform Assets(22)	142.5	132.3	8%	110.0	30%
Total Brokerage and Advisory Assets(14)	$502.4	$488.0	3%	$461.8	9%
Hybrid % of Total Assets	28.4%	27.1%	130bps	23.8%	460bps

Brokerage Retirement Assets(23)	$149.2	$144.0	4%	$139.3	7%
Advisory Retirement Assets(23)	112.1	106.3	5%	96.3	16%
Total Brokerage and Advisory Retirement Assets(23)	$261.3	$250.3	4%	$235.6	11%
Retirement % of Total Assets	52.0%	51.3%	70bps	51.0%	100bps

Insured Cash Account Balances(15)	$21.1	$21.0	—%	$19.5	8%
Deposit Cash Account Balances(16)	4.2	—	n/m	—	n/m
Money Market Account Cash Balances(17)	3.9	8.2	(52%)	8.2	(52%)
Total Cash Sweep Balances(18)	$29.2	$29.2	—%	$27.7	5%
Cash Sweep % of Total Assets	5.8%	6.0%	(20bps)	6.0%	(20bps)

Insured Cash Account Fee - bps(24)	62	63	(1)	46	16
Deposit Cash Account Fee - bps(24)	36	—	n/m	—	n/m
Money Market Account Fee - bps(24)	42	37	5	9	33
Total Cash Sweep Fee - bps(24)	56	56	—	35	21

LPL Financial Holdings Inc.
Financial Measures (1)
(Dollars in thousands, except where noted)
(Unaudited)

	Q3 2016	Q2 2016	% Change	Q3 2015	% Change
Commission Revenue by Product
Variable annuities	$169,413	$173,421	(2%)	$189,623	(11%)
Mutual funds	137,238	135,770	1%	144,441	(5%)
Alternative investments	8,514	9,098	(6%)	26,113	(67%)
Fixed annuities	44,933	53,623	(16%)	42,417	6%
Equities	20,263	20,706	(2%)	24,875	(19%)
Fixed income	21,756	21,279	2%	21,778	—%
Insurance	18,083	19,980	(9%)	19,105	(5%)
Group annuities	11,266	11,686	(4%)	11,777	(4%)
Other	220	192	15%	142	55%
Total commission revenue	$431,686	$445,755	(3%)	$480,271	(10%)

Commission Revenue by Sales-based and Trailing Commission
Sales-based commissions
Variable annuities	$57,337	$64,987	(12%)	$78,113	(27%)
Mutual funds	34,985	38,223	(8%)	39,463	(11%)
Alternative investments	7,198	7,002	3%	24,932	(71%)
Fixed annuities	41,995	50,970	(18%)	40,552	4%
Equities	20,263	20,706	(2%)	24,875	(19%)
Fixed income	16,588	16,288	2%	16,588	—%
Insurance	16,520	18,595	(11%)	17,675	(7%)
Group annuities	1,258	1,303	(3%)	1,701	(26%)
Other	220	192	15%	142	55%
Total sales-based commissions	$196,364	$218,266	(10%)	$244,041	(20%)
Trailing commissions
Variable annuities	$112,076	$108,434	3%	$111,510	1%
Mutual funds	102,253	97,547	5%	104,978	(3%)
Alternative investments	1,316	2,096	(37%)	1,181	11%
Fixed annuities	2,938	2,653	11%	1,865	58%
Fixed income	5,168	4,991	4%	5,190	—%
Insurance	1,563	1,385	13%	1,430	9%
Group annuities	10,008	10,383	(4%)	10,076	(1%)
Total trailing commissions	$235,322	$227,489	3%	$236,230	—%
Total commission revenue	$431,686	$445,755	(3%)	$480,271	(10%)

LPL Financial Holdings Inc.
Financial Measures (1)
(Dollars in thousands, except where noted)
(Unaudited)

	Q3 2016	Q2 2016	% Change	Q3 2015	% Change
Payout Rate
Base Payout Rate(25)	83.10%	83.20%	(10bps)	83.17%	(7bps)
Production Based Bonuses	3.04%	2.44%	60bps	3.12%	(8bps)
GDC Sensitive Payout	86.14%	85.64%	50bps	86.29%	(15bps)
Non-GDC Sensitive Payout (26)	1.10%	0.31%	79bps	(0.89)%	199bps
Total Payout Ratio	87.24%	85.95%	129bps	85.40%	184bps
Production Based Bonuses Ratio (Trailing Twelve Months)	2.7%	2.7%	—	2.8%	(10bps)

LPL Financial Holdings Inc.
Capital Management Measures (1)
(Dollars in thousands, except where noted)
(Unaudited)

	Q3 2016		Q2 2016
Credit Agreement EBITDA(27)
Net income	$51,954		$47,849
Non-operating interest expense	23,889		23,804
Provision for income taxes	16,270		31,900
Depreciation and amortization	18,434		18,749
Amortization of intangible assets	9,502		9,509
EBITDA	120,049		131,811
Credit Agreement Adjustments:
Employee share-based compensation expense(10)	4,431		4,721
Advisor share-based compensation expense(28)	2,327		376
Other(29)	5,727		6,062
Credit Agreement EBITDA	$132,534		$142,970

Total Debt
Revolving Credit Facility Loans	$—		$—
Term Loan Outstanding	2,201,780		2,206,198
Total Debt	$2,201,780		$2,206,198

Cash Available for Corporate Use(30)
Cash at Parent(31)	$471,997		$447,238
Excess Cash at Broker-Dealer subsidiary per Credit Agreement	50,159		68,983
Other Available Cash	7,416		6,514
Total Cash Available for Corporate Use	$529,572		$522,735

Credit Agreement Net Leverage
Total Debt	$2,201,780		$2,206,198
Cash Available (up to $300 million)	300,000		300,000
Credit Agreement Net Debt	$1,901,780		$1,906,198
Credit Agreement EBITDA (trailing twelve months)(32)	$532,555		$521,292
Credit Agreement Net Leverage Ratio(33)	3.57	x	3.66	x

LPL Financial Holdings Inc.
Debt Schedule (1)
(Dollars in thousands, except where noted)
(Unaudited)

Credit Facilities	Outstanding	Applicable Margin	Interest Rate	Maturity
Revolving Credit Facility Loans(a)	$—	LIBOR+250bps	—	9/30/2019

Senior Secured Term Loans:
2019 Term Loan A	459,375	LIBOR+250bps	3.02%	9/30/2019
2019 Term Loan B(b)	421,401	LIBOR+250bps	3.25%	3/29/2019
2021 Term Loan B(b)	626,254	LIBOR+350bps	4.25%	3/29/2021
2022 Term Loan B(b)	694,750	LIBOR+400bps	4.75%	11/20/2022
Total / Weighted-Average (at current rate)	$2,201,780		3.96%
_____________________

(a)	The Company's Revolving Credit Facility has a borrowing capacity of $400 million

(b)	The Company's Term Loan B Credit Facilities have a LIBOR floor of 75 basis points

LPL Financial Holdings Inc.
Key Business and Financial Metrics (1)
(Dollars in thousands, except where noted)
(Unaudited)

	Q3 2016	Q2 2016	% Change		Q3 2015	% Change
Advisors
Advisors	14,185	14,193	—%		14,073	1%
Net New Advisors	(8)	100	n/m		(57)	n/m
Custom Clearing Service Subscribers(34)	4,207	4,203	—%		4,277	(2%)
Annualized commissions revenue per Advisor(35)	$122	$126	(3%)		$136	(10%)
Annualized GDC per Advisor(35)	$212	$217	(2%)		$233	(9%)
Transition assistance loan amortization($ millions)(36)	$12.0	$11.5	4%		$10.0	20%
Total client accounts (in millions)	4.7	4.6	2%		4.6	2%

Employees - period end	3,254	3,283	(1%)		3,413	(5%)

Productivity Metrics
Advisory Revenue as a percentage of Advisory Assets, excluding Hybrid RIA assets(37)	1.06%	1.08%	(2	bps)	1.10%	(4	bps)
Annualized Gross Profit / Total Brokerage and Advisory Assets	0.28%	0.28%	—		0.29%	(1bps	)
Annualized Operating expense excluding production expense / Total Brokerage and Advisory Assets(38)	0.20%	0.20%	—		0.22%	(2bps	)
Production Retention Rate (YTD Annualized)(39)	95.2%	96.8%	(160	bps)	96.6%	(140	bps)
Attachment Rate, excluding Cash Sweep Revenue(40)	29.6%	27.3%	230	bps	25.5%	410	bps
Recurring Revenue Rate(41)	74.3%	73.8%	50	bps	72.4%	190	bps
EBITDA as a percentage of Gross Profit	34.6%	38.2%	(360	bps)	32.1%	250	bps

Capital Allocation per Share(42) (in millions, except per share data)
Share Repurchases	$—	$—	n/m		$25.0	(100%)
Dividends	22.3	22.3	—%		23.8	(6%)
Total Capital Allocated	$22.3	$22.3	—%		$48.8	(54%)
Weighted-average Share Count, Diluted	90.0	89.7	—%		96.5	(7%)
Total Capital Allocated per Share	$0.25	$0.25	—%		$0.51	(51%)

Endnote Disclosures

(1)
The information presented on pages 9-17 includes non-GAAP financial measures and operational and performance metrics. For more information on non-GAAP measures, please see the section titled “Non-GAAP Financial Measures” on page 3.

(2)	GDC, or gross dealer concessions, a financial measure, is equal to the sum of Commission and Advisory revenues.

(3)
Cash sweep revenue consists of fees from the Company’s cash sweep program, specifically a money market sweep vehicle involving money market fund providers and two insured bank deposit sweep vehicles (see FNs 15, 16, and 17). Cash sweep revenues are a component of asset-based revenues and are derived from the Company’s Condensed Consolidated Statements of Income.

(4)
Other asset-based revenues consists of the Company’s sponsorship programs with financial product manufacturers and omnibus processing and networking services, but not including fees from cash sweep programs. Other asset-based revenues are a component of asset-based revenues and are derived from the Company’s Condensed Consolidated Statements of Income.

(5)	Other consists of interest income as well as other revenues, as presented on the Company’s Condensed Consolidated Statements of Income.

(6)	Gross Profit is a non-GAAP measure. Please see a description of Gross Profit under “Non-GAAP Financial Measures” on page 3 of this release for additional information.
(7)Core G&A is a non-GAAP measure. Please see a description of Core G&A under “Non-GAAP Financial Measures” on page 3 of this release for additional information. Below is a reconciliation of Core G&A against the Company’s total operating expenses for the periods presented:

	Q3 2016	Q2 2016	Q3 2015
Operating Expense Reconciliation
Core G&A	$175,385	$168,076	$171,067
Regulatory charges	4,436	5,567	8,290
Promotional	42,609	34,717	42,040
Employee share-based compensation	4,431	4,721	6,250
Other historical adjustments	—	—	3,164
Total G&A	226,861	213,081	230,811
Commissions and advisory	657,432	660,680	701,585
Depreciation & amortization	18,434	18,749	17,231
Amortization of intangible assets	9,502	9,509	9,535
Brokerage, clearing and exchange	13,098	13,609	13,403
Total operating expense	$925,327	$915,628	$972,565

(8)	Regulatory charges consist of items that the Company’s management relates to the resolution of regulatory issues (including remediation, restitution, and fines).

(9)
Promotional expenses include costs related to hosting of advisor conferences, business development costs related to recruiting, such as transition assistance, and amortization related to forgivable loans issued to advisors.

(10)
Employee share-based compensation expense represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(11)
Primarily includes acquisition and integration costs resulting from various acquisitions and organizational restructuring and conversion costs. Beginning in Q1 2016, these items are included in Core G&A expenses (see FN 7).

(12)
Brokerage assets is a component of Total Brokerage and Advisory Assets (see FN 14) and consists of assets serviced by advisors licensed with the Company’s broker-dealer subsidiary LPL Financial LLC (“LPL Financial”) that are custodied, networked, and non-networked, and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.

(13)
Advisory Assets is a component of Total Brokerage and Advisory Assets (see FN 14) and consists of advisory assets under management on the Company’s corporate advisory platform (see FN 21) and Hybrid RIA assets in advisory accounts custodied at the Company (see FN 22).

(14)
End of period Total Brokerage and Advisory Assets are comprised of assets that are custodied, networked, and non-networked, and reflect market movement in addition to new assets, inclusive of new business development and net of attrition. End of period Insured Cash Account, Deposit Cash Account and Money Market Account Balances are also included in Total Brokerage and Advisory Assets.

(15)
Insured Cash Account Balances represents advisors’ clients’ accounts balances in one of the Company's two insured bank deposit sweep vehicles at the end of the reporting period. These accounts are available to individuals, trusts (where beneficiaries are natural persons), and sole proprietorships, and these assets are included in Total Brokerage and Advisory Assets (see FN 14).

(16)
Deposit Cash Account Balances represents advisors’ clients’ accounts balances in one of the Company’s two  insured bank deposit sweep vehicles at the end of the reporting period. These accounts are available only to advisory individual retirement accounts (IRAs), and these assets are included in Total Brokerage and Advisory Assets (see FN 14)

(17)
Money Market Account Cash Balances represents advisors’ clients’ accounts balances in money market fund providers at the end of the reporting period. These assets are included in Total Brokerage and Advisory Assets (see FN 14).

(18)
Represents the sum of Insured Cash Account Balances, Deposit Cash Account Balances, and Money Market Account Cash Balances, which together comprise end of period assets in the Company’s cash sweep program. These assets are included in Total Brokerage and Advisory Assets (see FN 14).

(19)
Net New Advisory Assets consist of total inflows of funds deposited into new advisory accounts and additional funds deposited into existing advisory accounts that are custodied in the Company's fee-based advisory platforms and total outflows from all closed and existing advisory accounts custodied on such platforms during the period.

(20)	Annualized growth is calculated by dividing Net New Advisory Assets (see FN 19) by the prior quarter end of period advisory assets and multiplying by four.

(21)
Total Corporate Assets represents the sum of total brokerage assets serviced by advisors who are licensed with LPL Financial but not associated with Hybrid RIAs (see FN 22); and total advisory assets managed on LPL Financial's corporate advisory platform by advisors who are registered investment advisory representatives of LPL Financial. Total Corporate Assets are custodied, networked, and non-networked with the Company, and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.

(22)
The Company serves independent RIAs that conduct their advisory business through separate entities (“Hybrid RIAs”) operating pursuant to the Investment Advisers Act of 1940 or through their respective states' investment advisory licensing rules, rather than through LPL Financial. Advisors associated with Hybrid RIAs pay fees to access the Company’s Hybrid RIA platform for an integrated offering of technology, clearing, compliance, and custody services to Hybrid RIAs. Most financial advisors associated with Hybrid RIAs carry their brokerage license with LPL Financial, although some financial advisors associated with Hybrid RIAs do not carry a brokerage license through LPL Financial. Total Hybrid Platform Assets consist of assets managed or serviced by advisors associated with a Hybrid RIA firm that are custodied, networked, and non-networked with the Company, and reflect market movement in addition to new assets, inclusive of new business development and net of attrition. This measure does not include assets managed by Hybrid RIAs that are custodied with a third-party custodian.

(23)
Total Brokerage and Advisory Retirement Assets are a component of Total Brokerage and Advisory Assets (see FN 14), and consist of retirement plan assets held in advisory and brokerage accounts that are custodied, networked, and non-networked at the Company, and reflect market movement in addition to new assets, inclusive of new business development and net of attrition. This measure does not include additional retirement plan assets serviced by advisors through either LPL Financial or Hybrid RIAs, which the Company currently estimates at approximately $129 billion.

(24)
With respect to the applicable cash sweep vehicle (Insured Cash Account, Deposit Cash Account and/or Money Market Account), reflects the average fee yield over the period, as calculated by dividing total fee revenue received from such vehicle by the average end of day balance level during the quarter in such vehicle.

(25)	The Company's production payout ratio is calculated as commission and advisory expenses, divided by GDC (see FN 2).

(26)
Non-GDC Sensitive Payout, a statistical or operating measure, includes share-based compensation expense from equity awards granted to advisors and financial institutions (see FN 28) and mark-to-market gains or losses on amounts designated by advisors as deferred.

(27)	Credit Agreement EBITDA is a non-GAAP measure. Please see a description of Credit Agreement EBITDA under “Non-GAAP Financial Measures” on page 4 of this release for additional information.

(28)
Advisor share-based compensation expense represents share-based compensation for the stock options and warrants awarded to advisors and financial institutions based on the fair value of the awards at each reporting period.

(29)
Other represents items that are adjustable in accordance with the Credit Agreement to calculate Credit Agreement EBITDA, including employee severance costs, employee signing costs, employee retention or completion bonuses, and other non-recurring costs.

(30)	Consists of cash unrestricted by the Credit Agreement and other regulations available for operating, investing, and financing uses.

(31)	Parent refers to LPL Holdings, Inc., a direct subsidiary of the Company, which is the Borrower under the Credit Agreement.

(32)	Under the Credit Agreement, management calculates Credit Agreement EBITDA for a four-quarter period at the end of each fiscal quarter, and in so doing may make further adjustments to prior quarters.

(33)	Credit Agreement Net Leverage Ratio is calculated in accordance with the Credit Agreement, which includes a maximum of $300 million of cash available for corporate use.

(34)
Custom Clearing Service subscribers are financial advisors who are affiliated and licensed with insurance companies that receive customized clearing services, advisory platforms, and technology solutions from the Company.

(35)
A simple average advisor count is used to calculate "per advisor" metrics by taking the average advisor count from the current period and sequential period. The calculation uses the average advisor count at the beginning and the end of period, and excludes Custom Clearing Service subscribers (see FN 34).

(36)
Transition assistance consists of payments to newly recruited advisors and financial institutions to assist in the transition process. Smaller advisor practices receive payments that are charged to earnings in the current period, whereas larger advisor practices and financial institutions typically receive transition assistance in the form of forgivable loans or recoverable advances that are generally amortized into earnings over a period of three to five years. Transition assistance loan amortization represents the amortizable amount of forgivable loans or recoverable advances that are charged to earnings in the period presented.

(37)
Based on annualized advisory revenues divided by corporate advisory assets at the prior quarter's end (corporate advisory assets is defined as total Advisory Assets (see FN 13) less Hybrid Platform Advisory Assets (see FN 22)).

(38)
Represents annualized operating expenses for the period, excluding production-related expense, divided by Total Brokerage and Advisory Assets (see FN 14) for the period. Production-related expense includes commissions and advisory expense and brokerage, clearing and exchange expense.  For purposes of this metric, operating expenses includes include Core G&A (see FN 7), Regulatory (see FN 8), Promotional (see FN 9), Employee Share Based Compensation (see FN 10), Other Historical Adjustments (see FN 11), Depreciation & Amortization, and Amortization of Intangibles.

(39)	Reflects retention of commission and advisory revenues, calculated by deducting the prior year production of the annualized year-to-date attrition rate, over the prior year total production.

(40)
Attachment revenue is comprised of asset-based revenues (including revenue from cash sweep programs), transaction and fee revenue, and other revenue. Attachment rate, excluding cash sweep revenue, is calculated as attachment revenue (less revenue from cash sweep programs) over total commission and advisory revenues for the quarter.

(41)
Recurring Revenue Rate refers to the percentage of total net revenue that was recurring revenue for the quarter. The Company tracks recurring revenue, a characterization of net revenue and a statistical measure, which management defines to include revenues from asset-based fees, advisory fees, trailing commissions, cash sweep programs, and certain other fees that are based upon accounts and advisors. Because certain recurring revenues are associated with asset balances, they will fluctuate depending on the market values and current interest rates. Accordingly, recurring revenue can be negatively impacted by adverse external market conditions. However, management believes that recurring revenue is meaningful despite these fluctuations because it is not dependent upon transaction volumes or other activity-based revenues, which are more difficult to predict, particularly in declining or volatile markets.

(42)	Capital allocation per share equals the amount of capital allocated for share repurchases and cash dividends divided by the diluted weighted-average shares outstanding.